Exhibit 14.1

Brightwood Capital Advisors, LLC

Brightwood Capital Corporation I

Code of Ethics

July 2022

This Code of Ethics (the “Code”) is the sole property of Brightwood Capital Advisors, LLC and its subsidiaries and affiliates (collectively, the “Company”) and must be returned to the Company upon termination for any reason of an Employee’s (as defined herein) association with the Company. The contents of the Code are strictly confidential. Employees may not copy or reproduce the Code in whole or in part or make it available in any form to non-Employees without prior approval from the Company’s Chief Compliance Officer (as defined herein).

Table of Contents

Introduction		2
I.	General	6
A.	Statement of General Principles	6
B.	Initial and Annual Acknowledgment	6
C.	Reporting Violations of the Code of Ethics	7
II.	Employees’ Conduct	7
A.	Conflicts of Interest	7
B.	Outside Business Activities	7
C.	Gifts and Entertainment	8
D.	Political Contributions	11
III.	Prevention and Detection of Insider Trading	12
IV.	Personal Trading Policies and Procedures	13
A.	Pre-Clearance Procedures	13
B.	Securities and Instruments that Require Pre-Clearance	14
C.	Personal Trading Accounts	14
D.	Reporting	14
E.	Review	16
F.	Restricted List	16
G.	Investments in Limited Offerings and Initial Public Offerings	17
H.	Remedial Actions	18
V.	Bad Actor Rule	18
A.	Definitions	18
B.	Verification by Covered Persons	20
C.	Remedial Actions	20
Brightwood’s Ethical Decision-Making Framework		21
Appendix A: Initial Certification and Acknowledgment Form		22
Appendix B: Annual Certification and Acknowledgment Form		23
Appendix C: Securities Subject to the Pre-Clearance Requirement		24

Introduction

This Code applies to each Employee (as defined below) of the Company and is intended to govern the activities and conduct of Employees acting on behalf of the Company, as well as certain personal activities and conduct of Employees. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Employees, but rather is intended to establish general rules of conduct and procedures applicable to all Employees. This Code also applies to each Director (as defined below) of Brightwood Capital Corporation I (the “BDC”).

Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer (“CCO”) of the Company or the BDC. The Compliance Department, under the supervision of the CCO, is responsible for administering and implementing this Code. All Employees and Directors are required to be thoroughly familiar with the Company’s and BDC’s standards and procedures as described in this Code.

In order to make it easier to review and understand the standards and procedures of this Code, commonly used terms are defined below.

“Access Person,” means any Employee of the Company or Director of the BDC who: (i) has access to non-public information regarding Clients’ (as defined below) investments, including the purchase or sale of Securities (as defined below); (ii) has access to non-public information regarding the portfolio holdings of any Client; (iii) is involved in making investment and Securities recommendations to the Clients; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of the Company. All voting and non-voting members of the Company’s investment committee are deemed Access Persons, as are all Directors of the BDC.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” in Securities (as defined below) means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. An Employee or Access Person is presumed to be a Beneficial Owner of Securities that are held by his or her immediate family members sharing the Employee’s or the Access Person’s household or to which the Employee or Access Person provides material financial support.

“Chief Compliance Officer” or “CCO” refers to Darilyn T. Olidge, Esq., as CCO of the Company and the BDC as the context requires

“Chief Executive Officer” or “CEO” refers to Sengal Selassie, as the CEO of the Company and the BDC as the context requires.

“Client” means any entity to which the Company provides investment advisory or management services, including investment funds (e.g., Brightwood Capital Fund III Holdings, LP, Brightwood Capital Fund IV, LP, the BDC, etc.) and private accounts (e.g., separately managed accounts).

“Company” means Brightwood Capital Advisors, LLC and each affiliated entity under common control, which are engaged in the business of providing investment advisory or management services.

“Compliance” refers to the Chief Compliance Officer or her designee.

“Director” means any director of the BDC.

“Employee” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Company, as well as any other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company.

“Fund” means any pooled investment vehicle (e.g., a private fund vehicle) to which the Company provides investment advisory or management services.

“Independent Director” means a director of the BDC who is not an “interested person” of the BDC within the meaning of Section 2(a)(19) of the Act.

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act (as defined below), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act (as defined below).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“My Compliance Office” or “MCO” means the Company’s electronic compliance monitoring platform through which Employees submit pre-clearance requests for Securities transactions, private placements, IPOs, gifts and entertainment and outside business activities, as well as document receipt and understanding of the Company’s Compliance Manual, Code of Ethics and other documents. MCO is also used to submit Quarterly Transaction Reports / Attestations and Annual Holdings Reports / Attestations and may be used for other functions as determined by Compliance.

“Non-Reportable Securities” for the avoidance of doubt, the term excludes exchange traded-funds and closed-end mutual funds (which are Reportable Securities, as defined below). Non-Reportable Securities include: (i) direct obligations of the United States federal government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than Clients advised or underwritten by the Company or an affiliate; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Company or an affiliate.

“Personal Trading Account” means a personal investment or trading account of an Employee or Access Person or a related account. Personal Trading Account includes: (i) any investment or trading account in which an Employee has a direct or indirect beneficial interest; (ii) trusts for which an Employee or Access Person acts as trustee, executor, custodian or discretionary manager; (iii) accounts for the benefit of the Employee or Access Person’s spouse or minor child; (iv) accounts for the benefit of a relative living with the Employee or Access Person; and (v) accounts for the benefit of any person to whom the Employee or Access Person provides material financial support. A Personal Trading Account may also include an investment or trading account over which an Employee or Access Person exercises control or provides investment advice or a proprietary investment or trading account maintained for the Company or its Employees and Access Persons.

“Private Placement” means an offering of Securities that is exempt from registration under the Securities Act, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D.

“Reportable Securities” has the same meaning as Securities (defined below).

“SEC” means the United States Securities and Exchange Commission.

“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, all “Securities” are deemed to be “Reportable Securities.”

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Third Party Managed Account” means a Personal Trading Account for which the Employee does not retain direct or indirect influence or control. For purposes of this Code, an Employee does not have influence or control over an account if the Employee cannot (i) suggest purchases or sales of investments in the account to a third-party manager; (ii) direct transactions within the account; or (iii) consult with a third-party manager regarding the selection or allocation of specific investments in the account.

Other capitalized terms used herein may be defined elsewhere in the Code or have the meaning given such term under applicable law.

I.            General

A.            Statement of General Principles

Pursuant to Section 206 of the Advisers Act and Rule 17j-1 under the Investment Company Act, this Code is predicated on the principle that the Company owes a fiduciary duty to any entity to which the Company provides investment advisory or management services, including its Clients. The interests of the Clients must always be recognized, respected and take precedence over the personal interest of Employees and Directors. In any decision relating to personal investments or other matters, Employees and Directors must avoid serving their own personal interests ahead of any Client’s interests, taking inappropriate advantage of their position with the Company or taking inappropriate advantage on the Company’s behalf.

It is critical that Employees and Directors avoid any situation that might present, or appear to present, any actual or potential conflict of interest with the interests of the Client, or compromise or appear to compromise, Employees’ and Directors’ ability to exercise fully their independent best judgment for the benefit of the Clients. Accordingly, all Personal Trading Account activity, and Employees’ and Directors’ activities generally, must comply fully with both the letter and spirit of this Code and the principles described herein. Moreover, Employees and Directors are required to comply with all applicable securities laws, rules and regulations and must promptly report any violations of this Code or any violations of securities laws, rules or regulations to Compliance.

Disciplinary actions for failure to comply with the Code may include cancellation of personal trading transactions, disgorgement of profits from such transactions, suspension of personal trading privileges, grievances to personnel files, suspension of employment or termination of employment. The CCO will determine, in consultation with the Chief Executive Officer, what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to the Clients and their investors and whether the Employee has previously engaged in any improper conduct. Ultimately, however, the decision whether to impose disciplinary action or remedial measures and sanctions, including, but not limited to, regulatory disclosure, and the nature of such disciplinary actions or remedial measures and sanctions, rests with the CCO.

The Code is an integral part of the Company’s compliance program and may be revised and/or supplemented from time to time by the CCO.

B.            Initial and Annual Acknowledgment

Each Employee upon hire is required to sign the “Initial Certification and Acknowledgment Form” (Appendix A) acknowledging that he or she has received a copy of the Code and certifying that he or she has read and understands the Code and agrees to abide by its provisions. Note that Employees may provide such acknowledgement through My Compliance Office by completing the requisite new hire task and attestation. Thereafter, each Employee shall, at least annually, sign the Company’s “Annual Certification Acknowledgment Form” (Appendix B), or provide such attestation through My Compliance Office, reaffirming, among other things, that he or she continues to abide by the Code’s provisions and that he or she has reported all Securities transactions, except for transactions in Non-Reportable Securities.

C.            Reporting Violations of the Code of Ethics

All Employees must promptly report any violations of the Code to Compliance and to their respective supervisor. Any violations reported to, or independently discovered by, Compliance shall be promptly reviewed, investigated and reported to the Employee’s supervisor and the CEO.

All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act. For more information, please refer to the “Whistleblower Policy” in the Company’s Compliance Manual.

II.            Employees’ Conduct

A.            Conflicts of Interest

It is Company policy that all Employees conduct business affairs in accordance with the highest principles of business ethics and in such a manner as to avoid actual or potential conflicts of interest. To that end, all Employees should promptly report to Compliance and their supervisor any situation or circumstance which may give rise to a conflict of interest. The CCO, in conjunction with the relevant Employees and/or the CEO, will then determine the most appropriate course of action to avoid or mitigate the perceived conflict.

B.           Outside Business Activities

Business activities other than employment at the Company may present conflicts of interest. Such activities may include, but are not limited to: (i) serving as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as an Employee or consultant, a teacher or lecturer, a publisher of articles or a radio or television guest. Accordingly, each Employee must disclose upon hire all outside business activities to the Compliance, and prior to engaging in any new outside business activity, must seek approval from Compliance and the Employee’s supervisor by submitting an Outside Business Activity Form through My Compliance Office.1

Unless prior approval is granted by Compliance and the Employee’s supervisor, the Company generally does not permit Employees to serve as an officer, partner or employee of another company or business or as a member of the board of directors or trustees of any business organization.2 These types of positions present particular conflicts of interest and a determination of an Employee’s eligibility to serve in such a position necessarily involves an assessment of whether such service would be consistent with the interests of the Company or compromise the Employee’s fiduciary duty to the Clients. For the avoidance of doubt, Employees may serve as an officer, partner, employee, or as a member of the board of directors or trustees of any civic or charitable organization with prior approval from the Employee’s supervisor and Compliance.

1 The CCO must submit pre-approval requests on her own behalf to the CEO.

2 Serving as an officer or on the board of directors for a portfolio company of a Client will not be deemed an outside business activity.

Compliance, in consultation with the Employee’s supervisor, will determine whether permission to engage in the outside activity should be granted or denied, based on a consideration of the nature of the outside activity, the number of hours involved, the amount of compensation and any other factors that may be relevant.

Under no circumstances may an Employee represent or suggest that his or her association with any outside business activity in any way reflects the approval by the Company of that organization, such organization’s securities, its manner of doing business or any person connected with such organization or its activities.

C.	Gifts and Entertainment

In light of the nature of the Company’s business, its fiduciary obligations to the Clients, as well as the regulatory environment in which the Company conducts its business, the Company has adopted this Gifts and Entertainment policy to impose limits on, and monitor the nature and quantity of, “business-related” gifts, gratuities and entertainment. “Business-related” gifts, gratuities and entertainment are those that the Company’s Employees give to, or receive from, a person or company that: (i) conducts business with or provides services to the Company; (ii) may do business or is being solicited to do business with the Company; or (iii) is associated with an organization that conducts or seeks to conduct business with the Company.

This policy is not intended to prevent Employees from giving or receiving gifts, gratuities or entertainment, provided that such gifts and entertainment are not extravagant, costly, lavish or excessive. Rather, this policy is intended to ensure that the practice of giving and accepting gifts, gratuities or entertainment is not abused and does not compromise the integrity, objectivity or fiduciary responsibilities of the Company or its Employees, create an appearance of impropriety or raise potential conflicts of interest. For purposes of this policy, value is the higher of cost or fair market value.

Certain gifts and entertainment are deemed customary in the conduct of business. However, to avoid the appearance of a conflict of interest, care should be taken not to engage in the giving or receiving of gifts that could be considered excessive, beyond what is customary in the usual course of business, or interfere with the impartial discharge of the Company’s responsibilities to the Clients or place the Company in a difficult or embarrassing position.

If there is any question as to the scope or application of this policy, Employees should consult with Compliance or their supervisor.

1.            Required Gift and Entertainment Approvals

a.     Offering and Accepting Gifts

A “gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend in advance to be present at such event, then the tickets will be deemed a gift.

Each Employee may offer or accept business-related gifts of up to $100 in value per individual gift to or from any third party with whom the Company conducts business, or could reasonably expect to conduct business, without the prior approval of Compliance and the Employee’s supervisor. For the avoidance of doubt, Employees are prohibited from giving or accepting any gift of cash or cash equivalents to or from any third party to whom this policy applies.

For individual gifts that exceed the $100 threshold, Employees must request approval from Compliance and the Employee’s supervisor through My Compliance Office by completing the requisite form upon receipt of or prior to offering such gift.3

b.	Offering and Accepting Entertainment

“Entertainment” refers to meals, sporting events or other entertainment events where the giver intends to participate in or attend the event with the recipient (e.g., the giver accompanies the recipient of baseball tickets to the game). If the giver intends to participate in the event, then such an event will be deemed entertainment.

Each Employee may offer or accept business-related entertainment of up to $200 per person in value to or from any third party with whom the Company conducts business, or could reasonably expect to conduct business, without the prior approval of Compliance or the Employee’s supervisor, provided that the Employee and the business associate both attend and that such entertainment is not so frequent, costly, lavish or excessive as to raise questions of impropriety. Each Employee is expected to use professional judgment in entertaining and being entertained by a business associate. If there is any question as to whether a specific entertainment event can be offered or accepted, Compliance or the Employee’s supervisor should be consulted. For entertainment that exceeds the $200 threshold, Employees must request approval from Compliance and the Employee’s supervisor through My Compliance Office by completing the requisite form prior to offering or accepting such entertainment.

Employees may attend seminars sponsored or paid for by any third party with whom the Company conducts business, or could reasonably be expected to conduct business, provided that attendance at the seminar is not so costly or the event so lavish as to raise conflict of interest issues. If there is any question as to whether such an event may raise conflict of interest issues, Compliance should be consulted.

3 The CCO must submit any pre-approval requests on her own behalf to the CEO.

2.            Public Officials

Public officials are governed by strict laws, rules, regulations and internal controls which prohibit the acceptance of entertainment, meals, gifts and other items of value from firms and persons with whom they do business. In addition, providing gifts and entertainment to public officials may subject the Company to lobbying and/or gift laws in certain jurisdictions. Accordingly, care must be taken when providing gifts and entertainment to such persons. To that end, Employees must receive approval from the CCO prior to providing a gift or entertainment of any value to a public official or an employee of a public or government agency. In addition, gifts and entertainment that exceed the thresholds set forth in section II.C.1. of this Code must be submitted for approval through My Compliance Office.

3.            Prohibited Conduct

No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Company or any Employee. As stated previously, Employees are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate or cash equivalents.

No Employee may accept any compensation from brokers, portfolio companies or prospective portfolio companies for speaker fees or honorarium for addresses or papers given before audiences or consulting services or advice they may render. Likewise, Employees may neither request nor accept loans or personal services from brokers, portfolio companies or prospective portfolio companies.

Furthermore, to ensure compliance with the Foreign Corrupt Practices Act (“FCPA”), Employees are prohibited from directly or indirectly paying or giving, offering or promising to pay, giving or authorizing or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Covered Person (as such term is defined under the FCPA) for any business or Company-related reasons. For more information, please refer to the Foreign Corrupt Practices Act section of the Company’s Compliance Manual.

4.            Charitable Contributions

The Company may, in its sole determination, make contributions to charities, educational or community-related events, fundraisers or other activities or events which the Company believes meets its criteria of a worthy cause. However, such contributions must never be made for the purpose of influencing or retaining the Company’s business relationships or when such a perception might arise.

Donations by the Company or Employees to charities with the intention of influencing such charities to become Clients or investors are strictly prohibited. Employees should notify Compliance about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

D.            Political Contributions

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) addresses practices commonly known as “pay-to-play”, where an investment adviser or its Employees directly or indirectly make contributions or other payments to U.S. public officials with the intent of generating investment advisory business. Violations of the Pay-to-Play Rule can have serious implications on the Company’s ability to manage capital for state and local government agencies and instrumentalities. Specifically, the Company can be precluded from managing money for a U.S. state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two years.

This Political Contributions Policy places explicit prohibitions on Employees and Access Persons in connection with their Political Contributions and Solicitation Activities (as defined herein). Employees and Access Persons are prohibited from making any direct or indirect Political Contributions to any public officials or candidates for public office in the United States. This policy also prohibits Political Contributions that may be made in the Company’s name or on the Company’s behalf.

1.    Definitions

For purposes of this Political Contributions Policy, the following definitions apply:

“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of an Employee through a family member or friend). This term includes contributions made to a political action committee (as defined below).

“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation

“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contribution or (ii) payment to a political party of a state or locality where the Company is providing or seeking to provide investment advisory services to a government entity.

2.	Prohibitions and Disclosure

Employees are required to disclose Political Contributions made by themselves and any family member living in the same household or to whom the Employee provides material financial support within the past two years at the time of hire in a questionnaire distributed to the Employee by Compliance.

Employees and any family member living in the same household or to whom the Employee provides material financial support, are prohibited from making any Political Contribution to or participating in any political Solicitation Activity on behalf of any political candidate, official, party or organization.

3.	Corporate Contributions

Neither the Company nor the Employees may use personal or corporate funds to make Political Contributions on behalf of or in the name of the Company.

4.	Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made to, through, or in the name of a fund controlled by a federal, state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to Compliance.

5.	International Contributions

Political Contributions by the Company or Employees to politically connected individuals or entities, anywhere outside of the United States, with the intention of influencing such individuals or entities for business purposes are strictly prohibited. For more information, please refer to the relevant sections of the Company’s compliance manual on the FCPA and UK Bribery Act.

III.            Prevention and Detection of Insider Trading

The Company’s business may require Employees and Access Persons to deal with highly confidential or sensitive information related to public companies. Such information may constitute material nonpublic information if it has not been disseminated to the public and is reasonably likely to affect the market value or trading of the public company’s securities. The misuse of material nonpublic information may violate federal and state securities laws, as well as other regulatory requirements, and damage the reputation and/or financial position of the Company and its Employees and Access Persons.

The misuse of material non-public information is generally known as “insider trading”. Insider trading is not explicitly defined in securities laws; however, it has been interpreted to mean trading on the basis of material non-public information for profit or to avoid loss. Securities laws have been interpreted to prohibit trading while in possession of material non-public information, whether received directly or indirectly or communicating material non-public information to others in breach of a fiduciary duty.

The Company prohibits all Employees and Access Persons from trading for the Company, on behalf of the Clients, oneself or for others on the basis of material non-public information. Furthermore, communicating material non-public information to others, except as provided below, is expressly forbidden. The Company’s policy extends to activities within and outside an Employee’s and Access Person’s relationship with the Company.

Violations of this policy may include stringent penalties, in addition to disciplinary actions that may be taken by the Company. Employees and Access Persons may face monetary penalties of up to three times the illicit profits gained or losses avoided, as well as disgorgement of profits or losses avoided from such transactions, disbarment from the securities industry and/or incarceration. In addition, the Company may face monetary penalties and reputational damage.

It is the responsibility of each Employee and Access Person to notify Compliance immediately if they have come into possession of material non-public information. If an Employee or Access Person has questions as to whether he or she is in possession of material non-public information, the Employee or Access Person should consult with Compliance. For more information, please refer to the section on material non-public information in the Company’s compliance manual.

IV.            Personal Trading Policies and Procedures

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act requires the Company’s Code to impose certain restrictions on the personal securities trading of Employees and Access Persons and any family member living in the same household or to whom the Employee or Access Person provides material financial support. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings. Please see Appendix C for a summary of pre-approval requirements.

Pursuant to the Rule, the following Personal Trading Policy is designed to prevent potential legal, business or ethical conflicts and to minimize the risk of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Employees and Access Persons and any family member living in the same household or to whom the Employee or Access Person provides material financial support, must avoid any conflict or perceived conflict with the interests of the Company, the Clients and the investors in the Clients.

Employees are expected to devote their time during the course of the business day to the business of the Company. The Company discourages, and monitors for, excessive personal trading that would distract Employees from their daily work responsibilities.

A.            Pre-Clearance Procedures

Employees and Access Persons, but not including Independent Directors, must request approval from the CCO and their respective supervisor through My Compliance Office by completing the requisite form, before executing any Securities transaction in a Personal Trading Account (each such transaction, a “Personal Securities Transaction”). Compliance shall retain a log of all requested transactions, with such log indicating whether Employees’ or Access Persons’ requests for pre-clearance have been approved or denied. When submitting requests, Employees and Access Persons are required to certify that they do not possess material non-public information or have any other reason preventing them from engaging in the requested transaction.

Compliance will promptly notify an Employee or Access Person of the Company’s approval or denial of the requested Personal Securities Transaction by sending notification to the Employee or Access Person. Such notifications are facilitated through MCO by a system generated email to the Employee. Once pre-clearance for a transaction is granted, the transaction must be executed within 48 hours of approval. If the transaction is not executed or is only partially executed within the approved timeframe, a new pre-clearance request must be submitted to Compliance and the Employee’s or Access Person’s supervisor prior to executing or continuing the transaction.

All notifications of approval or denial of pre-clearance to enter into a Personal Securities Transaction issued by Compliance are confidential.

B.            Securities and Instruments that Require Pre-Clearance

Employees and Access Persons, but not including Independent Directors, must obtain pre-clearance from Compliance and their respective supervisor for any Personal Securities Transaction before completing any such transaction.4 Employees and Access Persons are prohibited from trading in the securities of any companies on the Company’s Restricted List (as discussed below). Please see Appendix C for a list of trading approval procedures for specific Securities transactions.

C.            Personal Trading Accounts

Employees and Access Persons, but not including Independent Directors, are required to report to Compliance, upon hire and at least annually thereafter, all Personal Trading Accounts of the Employee or Access Person and all Securities held in such accounts. Additionally, upon opening or closing a Personal Trading Account, Employees and Access Persons are required to disclose such account to Compliance through My Compliance Office. For the avoidance of doubt, all Personal Trading Accounts must be disclosed to Compliance, irrespective of whether the account has the ability to hold Reportable Securities. Each Employee and Access Person shall authorize the electronic transmission of trading information relating to such Personal Trading Accounts, or, if not available, duplicate copies of all account statements, to Compliance and shall report all private securities transactions that are not reflected in the account statements of such Personal Trading Accounts to Compliance and their respective supervisor promptly.

D.            Reporting

Each Employee and Access Person, but not including Independent Directors, must submit the below referenced reports to Compliance and their respective supervisor detailing all transactions in which the Employee or Access Person (including any family member living in the same household or to whom the Employee or Access Person provides material financial support) has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.5

4 The CCO must submit any pre-approval requests on her own behalf to the CEO.

5 For purposes of these procedures where the activity involves the Personal Trading Accounts or trading activity of the CCO, copies of any notice, account statement or report will be given to the CEO who will be responsible for reviewing transactions in any Personal Trading Account of the CCO.

1.	Quarterly Transaction Reports

Employees and Access Persons, but not including Independent Directors, are required to instruct their brokers to send to the Company electronic transmission of transactions within their Personal Trading Accounts and in the accounts of any family member living in the same household or to whom the Employee or Access Person provides material financial support. If such electronic feed cannot be established, Employees and Access Persons must instruct their brokers to send to the Company duplicate copies of such accounts.

If duplicate statements are provided, such statements must be received by Compliance, no later than 30 days after the end of each calendar quarter. If their trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately at the time of the transaction and a record of such investment will be retained accordingly.

Consistent with the Advisers Act and the Investment Company Act, each electronic feed or quarterly transaction report shall contain at least the following information for each transaction in a Reportable Security in which the Employee or Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership: (i) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Reportable Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date that the report is submitted.

In connection with this reporting requirement, each Employee and each Access Person must complete a Quarterly Transaction Report / Attestation through MCO no later than 30 days of the end of each calendar quarter.

2.	Initial and Annual Holdings Reports

New Employees and Access Persons, but not including Independent Directors, will be required to report all personal securities holdings to Compliance no later than 30 days after the commencement of their employment. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an Employee or Access Person with the Company. Annually thereafter, existing Employees and Access Persons are required to provide the Company with a complete list of Reportable Securities holdings, no later than 45 days after calendar year end.

Each holdings report (both the initial and annual) must contain, at a minimum: (i) the title and type of Security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Employee or Access Person has any direct or indirect Beneficial Ownership; (ii) the name of any broker, dealer or bank with which the Employee or Access Person maintains an account in which any Securities are held for the Employee or Access Person’s direct or indirect benefit; and (iii) the date the Employee or Access Person submits the report. This information can be completed by providing the Company with the most recent brokerage statement of the Employee or Access Person and their associated family members or dependents, whereby such statements list the requisite details of such holdings.

In connection with this reporting requirement, each Employee and each Access Person must complete an Annual Holdings Report / Attestation through MCO no later than 45 days after calendar year end.

E.            Review

Compliance will closely monitor the investment activity of Employees and Access Persons to detect any abuses.

F.            Restricted List

In general, the Company’s Restricted List will consist of (i) issuers or companies with respect to which Compliance has been made aware that an Access Person or Employee has received, expects to receive or may be in a position to receive material non-public information; (ii) issuers or companies on whose board of directors or similar body or Employee serves (notwithstanding an “open window” period, during which such issuers or companies are not restricted); (iii) private entities with which the Company has entered into a Non-Disclosure Agreement (a “NDA”) when information under such agreement may include material non-public information of a public issuer or company; (iv) companies for which any Employee or Access Person has received material non-public information when evaluating hedging strategies or private positions; and (v) other companies that the Company, Access Persons, Employees or the Clients should not be trading or in which such investments should not be made for various reasons, as may be determined from time to time by the CCO or management of the Company.

Any time an Employee or Access Person, but not including Independent Directors, receives material non-public information (as described in the “Policies and Procedures to Prevent and Detect Insider Trading” section of the Company’s Compliance Manual) about a company that has issued publicly traded securities, such company will be added to the Company’s Restricted List. Employees and Access Persons are responsible for contacting Compliance any time they receive or intend to receive any non-public information about a public company. Anytime the Company executes an NDA, the company about which the Company is receiving information is immediately added to the Restricted List. Employees and Access Persons should notify Compliance and their respective supervisor of any potential counterparties that may lead to an NDA. Compliance shall be responsible for maintaining the Company’s Restricted List.

1.            Overview

Absent an exception granted by the CCO, Employees and Access Persons, but not including Independent Directors, (including any family member living in the same household or to whom the Employee or Access Person provides material financial support) are prohibited from trading or otherwise investing in the securities of issuers or companies that are on the Company’s Restricted List on behalf of their own account, the Company’s account or, in the case of publicly traded securities, a Client’s account until such security is removed from the Restricted List.

Compliance will ensure that the Restricted List is available to all Employees and Access Persons. Employees and Access Persons are required to consult the Restricted List as needed to comply with this policy.

The Restricted List is confidential and may not be disclosed to anyone outside the Company as it may contain material non-public information and/or information proprietary to the Company. Accordingly, Employees and Access Persons are prohibiting from disclosing the contents of the Restricted List to anyone outside of the Company without the prior consent of the CCO.

2.            Content

Compliance shall maintain on the Restricted List (i) the date an issuer or company was added, and (ii) the date such issuer or company is expected to be removed, if known.

3.            Review

Compliance will review the Restricted List on a regular basis to determine whether any Employees or Access Persons remain in possession of non-public information. Specifically, during the course of review, Compliance will update the Restricted List to reflect additional counter-parties to NDAs and additional issuers or companies for which the Company has material non-public information or those issuers or companies for which the Company no longer has non-public information. An issuer or company may be removed from the Restricted List by Compliance at other times if it can be determined that no Employee or Access Person remains in possession of material non-public information, and no Employee or Access Person has any intention of obtaining such information. In addition, if an Employee or Access person informs Compliance (and provides credible evidence) that the information about an issuer or company on the Restricted List has become stale, or has been made public, and as such, would no longer merit inclusion on the Company’s Restricted List, Compliance may remove such issuer or company from the Restricted List.

Generally, if an issuer or company is on the Restricted List because the Company has entered an NDA with respect to such issuer or company, the issuer or company may be removed from the Restricted List: (i) upon the expiration or termination of the NDA, provided that no Clients invested in the subject company; or (ii) two years following the final exit of any Client investment in the subject company. Compliance should document the rationale for the removal of any publicly traded securities from the Restricted List.

Compliance may, but is not required to, consider the opinion of the Company’s investment professionals or outside legal counsel in determining whether an issuer or company should be added or removed from the Restricted List.

G.            Investments in Limited Offerings and Initial Public Offerings

No Employee and Access Person, but not including Independent Directors, shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of Compliance and their respective supervisor in order to preclude any possibility of the Employee or Access Person profiting improperly from his or her position with Company.6 Compliance and the Employee’s or Access Person’s supervisor shall obtain from the Employee or Access Person the full details of the proposed transaction and decide whether any Clients have any foreseeable interest in purchasing such security.

6 Requests for approval of private securities transactions and IPO transactions must be submitted through MCO.

H.            Remedial Actions

The Company takes the potential for conflicts of interest caused by personal trading seriously. The Company reserves the right to prevent purchases or sales of a Security by an Employee or Access Person for any reason it deems appropriate. In the event that an Employee or Access Person does not comply with the Company’s personal trading policies, the Company reserves the right to impose various sanctions on such Employee or Access Person. Such remedial action may include restrictions on future personal trading by the Employee or Access Person, monetary fines, disgorgement of profits, reprimand or termination of employment.

V.            Bad Actor Rule

Rule 506(d) under the Advisers Act (the “Bad Actor Rule”), effective September 23, 2013, prohibits Clients from relying on an exemption from securities registration under Rule 506 if the Company, or any person covered by the Bad Actor Rule, has had a Disqualifying Event (as defined below) following the effective date of the Bad Actor Rule. For purposes of the Bad Actor Rule, “covered persons” include: (i) the Company, including its predecessors and affiliates; (ii) directors and certain officers of the Company; (iii) general partners and managing members of the Company; (iv) 20% beneficial owners of any of the Clients (based on voting power); (v) investment managers and principals of pooled investment funds; (vi) promoters and persons compensated for soliciting investors as well as the general partners, directors, officers; and (vii) managing members of any compensated solicitor.

A.            Definitions

For purposes of this policy, the following definitions apply:

“Disqualifying Events” include:

1.	“Criminal convictions” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of Securities (or five years in the case of the issuer or company and its predecessors and affiliated issuers or companies).

2.	“Court injunctions and restraining orders” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of Securities.

3.	“Final orders” from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of Securities, insurance, banking, savings associations or credit unions that:

•	Bar the issuer or company from associating with a regulated entity, engaging in the business of Securities, insurance or banking or engaging in savings association or credit union activities; or

•	Are based on fraudulent, manipulative or deceptive conduct and are issued within 10 years of the proposed sale of Securities.

4.	“Certain SEC disciplinary orders” relating to brokers, dealers, municipal Securities dealers, investment companies and investment advisers and their associated persons.

5.	“SEC cease-and-desist orders” related to violations of certain anti-fraud provisions and registration requirements of the federal Securities laws.

6.	“SEC stop orders” and orders suspending the Regulation A exemption issued within five years of the proposed sale of Securities.

7.	“Suspension or expulsion” from membership in a self-regulatory organization (SRO) or from association with an SRO member.

“Order” is a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation. Unless included in an order, this term does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions.

“Proceeding” means a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

“Self-Regulatory Organization (SRO)” is any national securities or commodities exchange, registered securities association or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Options Exchange (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

“U.S. Postal Service false representation order” is a scheme or device for obtaining money or property through mail by means of false representations.

B.            Verification by Covered Persons

The Company will take reasonable steps to ensure that no covered person has been the subject of a Disqualifying Event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. The Company may also wish to consult publicly available databases.

The Bad Actor Rule provides an exception from disqualification when the Company can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a Disqualifying Event participated in the offering. The Bad Actor Rule does not apply to events that occurred prior to September 23, 2013, the effective date; however, the Company must disclose to investors any Disqualifying Events by covered persons prior to the effective date of the Bad Actor Rule.

The Company is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Company, verified annually thereafter, shall be considered reasonable, provided there are no other indicia to suggest a covered person has been the subject of a disqualifying event.

C.            Remedial Actions

In the event that a covered person has had a Disqualifying Event, Clients will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification. Remedial actions may include terminating or reassigning disqualified individuals, restructuring governance and control arrangements, terminating engagement with a placement agent or other covered financial intermediary, postponing or foregoing capital raising or pursuing alternative capital raising methods, buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

In the event that a covered person has had Disqualifying Event that cannot be cured through one or more of the remedial actions referenced herein, the CCO shall determine whether the Company should seek a waiver from the SEC in respect of the Disqualifying Event.

Brightwood’s Ethical Decision-Making Framework

At times there may be competing interests and tensions among various constituencies, such as investment advisors, limited partners, investors, clients, consultants, third party business partners and employees. Yet, common to all is the desire to build trusting, open, professional, value-added relationships.

This means that we:

Are clear, open, truthful and honest.

⮚	Make what you know accessible to others.
⮚	Do not conceal, “cover-up” or omit material or significant information that should be disclosed.
⮚	Deliver bad news early, tactfully and personally.
⮚	Raise concerns and problems at the earliest possible time with the appropriate persons.

Keep our promises.

⮚	Hold yourself and others accountable for targets and deadlines.
⮚	Do what you say you will do.
⮚	Do not hide or conceal problems or mistakes when disclosure is warranted.
⮚	Take responsibility for correcting your mistakes and do all you can to correct them.

Are fair in our dealings with others.

⮚	Express differences of opinion with respect for others.
⮚	Assume positive intent; and strive for a win-win outcome with customers, clients, vendors, employees, directors, consultants, colleagues, and suppliers.
⮚	Uphold and fulfill our legal obligations.
⮚	Comply with all federal and state laws, rules and regulations.
⮚	Comply with all contractual obligations.

When the right course of action is not clear, seek clarification from the Chief Compliance Officer or your supervisor to help guide you to an ethical and lawful decision that is in keeping with Brightwood's commitment to the highest standards of business conduct and integrity.

Appendix A

Brightwood Capital Advisors, LLC

Code of Ethics

Initial Certification and Acknowledgment Form

The undersigned supervised person (the “Employee”) of Brightwood Capital Advisors, LLC (the “Company”) acknowledges that he or she received a copy of the Code of Ethics and the Appendices attached thereto (collectively, the “Code”) and certifies that he or she has read and understands all provisions of the Code and agrees to abide by the provisions contained therein. The Employee understands that observance of the provisions contained in the Code is a material condition of his or her employment by the Company and that any violation of such provisions by the Employee may subject the Employee to immediate termination by the Company as well as possible civil or criminal penalties

Employee Signature	Date

Employee Name

Appendix B

Brightwood Capital Advisors, LLC

Code of Ethics

Annual Certification and Acknowledgment Form

The undersigned Employee (the “Employee”) of Brightwood Capital Advisors, LLC (the “Company”) acknowledges that he or she received and read a copy of the Code of Ethics and the Appendices attached thereto (collectively, the “Code”) and certifies that he or she understands the provisions of the Code and has during the past year complied with and will continue to abide by, the provisions of the Code. The Employee understands that observance of the provisions contained in the Code is a material condition of his or her employment with the Company and that any violation of such provisions by the Employee may subject the Employee to immediate termination by the Company as well as possible civil or criminal penalties. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Code.

The undersigned Employee hereby certifies that:

a)	The Employee has disclosed to the CCO all Personal Trading Accounts as defined in the Company’s Code and has provided to the CCO copies of all account statements relating to Personal Trading Accounts or has reported to the Company’s CCO and the Employee’s supervisor, on a quarterly basis, all securities transactions in all Personal Trading Accounts, which reports include all required information.

b)	The Employee has reported all private securities transactions that are not effected through Personal Trading Accounts during the last year (or since the date of hire if less than one year).

c)	The Employee has reported all outside business activities.

d)	The responses provided on his or her Employee Compliance Questionnaire and all other disclosure forms (a copy of each of which is attached) continue to be truthful and complete or that the Employee has reported all changes to the CCO and the Employee’s supervisor and if any such responses cease to be truthful or complete, the Employee will promptly report any changes to the CCO and the Employee’s supervisor.

e)	The Employee has not been subject to a Disqualifying Event, as defined in the Code.

Employee Signature	Date

Employee Name

Appendix C

Securities Subject to the Pre-Clearance Requirement

Set forth below are the pre-clearance and reporting requirements for various types of securities. Employees should consult with Compliance on the requirements for executing a transaction in any security type or financial instrument not included herein.

Security Type	Pre-Clearance Required	Include on Quarterly Transaction and Annual Holdings Reports
Equities/Stocks	Yes	Yes
Corporate, U.S. (Government) Agency and Municipal Bonds and Notes	Yes	Yes
Exchange Traded Funds (ETFs)	Yes	Yes
Options and Futures on any Security, ETF or on any group or (broad-based) index of securities	Yes	Yes
Futures on Currencies and Commodities	Yes	Yes
Private Investments	Yes	Yes
Initial Public Offerings (IPOs)	Yes	Yes
Unit Investment Trusts (UITs)	Yes	Yes
Foreign Unit Trusts (i.e., UCITS) or Foreign Mutual Fund	Yes	Yes
Closed-end Mutual Funds	Yes	Yes

[Continued on next page.]

Miscellaneous: Treasury Stock; Debenture; Evidence of Indebtedness; Investment Contract; Voting Trust Certificate; Certificate of Deposit for a Security; Limited Partnerships; Certificate of Interest or Participation in any Profit-Sharing Agreement; Collateral-RIC Certificate; Fractional Undivided interest in Oil, Gas or other Mineral Right; Pre-Organizational Certificate or Voting Trust Certificate; Certificate of Deposit for a Security; Limited Partnerships; Certificate of Interest or Participation in any Profit-Sharing Agreement; Collateral-RIC Certificate; Fractional Undivided interest in Oil, Gas or other Mineral Right; Pre-Organizational Certificate or Subscription; Transferable Shares	Yes	Yes
U.S. Government Obligations and Debt	No	No
Futures on U.S. Government Obligations	No	Yes
Money Market Funds	No	No
Open-end Mutual Funds	No	No
Unit Investment Trusts (UITs) investing exclusively in open-end mutual funds.	No	No
Bank Loans; Bankers Acceptances; Bank Certificates of Deposit; Commercial Paper; Repurchase Agreements	No	No
Direct investments in Cryptocurrencies	No	No